Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
6.750% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES D
OF
CITY NATIONAL CORPORATION

City National Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on October 29, 2013, the Board duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, $1.00 par value (the “Securities”), and (b) appointing a Pricing Committee of the Board (the “Pricing Committee”) to act on behalf of the Board in, without limitation, (i) approving the aggregate amount of the Securities to be sold in the offering; (ii) the dividend rate or method for determining the dividend rate on the Securities; (iii) seniority as to relative rights and payments, maturity, or option or mandatory redemption rights with respect to the Securities and other financial terms and conditions of this Certificate of Designations; and (iv) the manner and timing of the issuances;

Thereafter, on October 31, 2013, the Pricing Committee duly adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as “6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D”:

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, and the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.             Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D” (hereinafter called “Series D Preferred Stock”).  The authorized number of shares of Series D Preferred Stock shall be 100,000 shares, par value $1.00 per share, having a liquidation preference of $1,000 per share.  The number of shares constituting Series D Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series D Preferred Stock would form a single series with the Series D Preferred Stock.  Shares of Series D Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”.  Shares of outstanding Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2.             Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3.             Definitions.  The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)                                 “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b)                                 “original issue date” means the date of issue of the Series D Preferred Stock.

(c)                                  “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series D Preferred Stock.

Part 4.             Certain Voting Matters.  Holders of shares of Series D Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series D Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, City National Corporation has caused this Certificate of Designations to be signed by the undersigned as of this 7th day of November, 2013.

CITY NATIONAL CORPORATION

By:	/s/ Michael B. Cahill
	Name:	Michael B. Cahill
	Title:	Executive Vice President, General Counsel & Corporate Secretary

[Remainder of Page Intentionally Left Blank]

2

Annex A

STANDARD PROVISIONS

Section 1.                                           Definitions.

(a)                                 “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.

(b)                                 “Board” has the meaning set forth in the recitals above.

(c)                                  “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Los Angeles, California are closed.

(d)                                 “Calculation Agent” has the meaning set forth in Section 12.

(e)                                  “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(f)                                   “DTC” means The Depository Trust Company.

(g)                                  “Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and for all other purposes.

(h)                                 “LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Series D Dividend Period.

(i)                                     “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.

(j)                                    “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

(k)                                 “Registrar” has the meaning set forth in Section 11.

(l)                                     “Regulatory Capital Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series D Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series D Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series D Preferred Stock is outstanding.

(m)                             “Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

(n)                                 “Series D Dividend Payment Date” has the meaning set forth in Section 3(a).

(o)                                 “Series D Dividend Period” has the meaning set forth in Section 3(a).

(p)                                 “Series D Dividend Record Date” has the meaning set forth in Section 3(a).

(q)                                 “Series D Junior Securities” has the meaning set forth in Section 2(a).

(r)                                    “Series D Parity Securities” has the meaning set forth in Section 2(b).

(s)                                   “Series D Preferred Stock” has the meaning set forth in Part 1, above.

(t)                                    “Series D Senior Securities” has the meaning set forth in Section 2(c).

(u)                                 “Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Series D Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Series D Dividend Period.  If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Series D Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Series D Dividend Period.  The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate.  If at least two such quotations are provided, Three-month LIBOR with respect to that Series D Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations.  If fewer than two quotations are provided, Three-month LIBOR with respect to that Series D Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Series D Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Series D Dividend Period and in a principal amount of not less than $1 million.  However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Series D Dividend Period will be the same Three-month LIBOR as determined for the previous Series D Dividend Period or, in the case of the Series D Dividend Period beginning on November 7, 2023, 0.24%.  The determination of Three-month LIBOR for each relevant Series D Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

(v)                                 “Transfer Agent” has the meaning set forth in Section 10.

(w)                               “Voting Parity Stock” has the meaning set forth in Section 6.

Section 2.                                           Ranking.  The shares of Series D Preferred Stock shall rank:

(a)                                 senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series D Junior Securities”);

(b)                                 on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with (i) the 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, of the Corporation, $1.00 par value, and (ii) any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series D Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series D Parity Securities”); and

(c)                                  junior, to each other class or series of capital stock of the Corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series D Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets (collectively, “Series D Senior Securities”).

(d)                                 the Corporation may authorize and issue additional shares of Series D Junior Securities and Series D Parity Securities without the consent of the holders of the Series D Preferred Stock.

Section 3.                                           Dividends.

(a)                                 Rate.  Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series D Preferred Stock in the amounts specified below in this Section 3, and no more, payable quarterly in arrears on each February 7, May 7, August 7 and November 7, beginning February 6, 2014; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after November 7, 2023 that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day) (i) on or prior to November 7, 2023, without any interest or other payment in respect of such postponement, and (ii) after November 7, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Series D Dividend Payment Date”).  The period from and including the date of issuance of the Series D Preferred Stock or any Series D Dividend Payment Date to, but excluding, the next Series D Dividend Payment Date is a “Series D Dividend Period.”  Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $1,000 per share at a rate per annum equal to (i) 6.750%, for each Series D Dividend Period from and including the date of issuance to, but excluding, November 7, 2023 and (ii) Three-month LIBOR plus 4.052%, for each Series D Dividend Period from and including November 7, 2023.  The record date for payment of dividends on the Series D Preferred Stock will be the record date fixed by the Board or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Series D Dividend Payment Date (each, a “Series D Dividend Record Date”).  Any such day that is a Series D Dividend Record Date will be a Series D Dividend Record Date whether or not such day is a Business Day.  The amount of dividends payable on or prior to November 7, 2023 will be computed on the basis of a 360-day year of twelve 30-day months.  The amount of dividends payable after November 7, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.

(b)                                 Noncumulative Dividends.  Dividends on the Series D Preferred Stock will not be cumulative.  If the Board or a duly authorized committee of the Board does not declare a dividend on the Series D Preferred Stock in respect of a Series D Dividend Period, then no dividend shall be deemed to have accrued for such Series D Dividend Period, be payable on the applicable Series D Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series D Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series D Dividend Period with respect to the Series D Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(c)                                  Priority of Dividends.  So long as any share of the Series D Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series D Preferred Stock for the preceding dividend period have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside, the Corporation and its subsidiaries will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of the Series D Junior Securities, or make any guarantee payment with respect thereto, other than:

(1)                                 purchases, redemptions or other acquisitions of shares of Series D Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2)                                 purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(3)                                 as a result of an exchange or conversion of any class or series of Series D Junior Securities for any other class or series of Series D Junior Securities;

(4)                                 the purchase of fractional interests in shares of Series D Junior Securities pursuant to the conversion or exchange provisions of such Series D Junior Securities or the security being converted or exchanged;

(5)                                 the purchase of Series D Junior Securities by an investment banking subsidiary of the Corporation in connection with the distribution thereof; or

(6)                                 the purchase of Series D Junior Securities by any investment banking subsidiary of the Corporation in connection with market-making or other secondary-market activities in the ordinary course of the business of the subsidiary.

The restriction set forth in this Section 3(c) (i) does not apply to any Series D Junior Securities dividends paid by the Corporation where the dividend is in the form of Series D Junior Securities (or the right to buy Series D Junior Securities) and (ii) does not prevent the Corporation from issuing Preferred Stock in the future that by its terms is expressly senior to the Series D Preferred Stock.

(d)                                 Except as provided below, for so long as any share of Series D Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series D Preferred Stock and Series D Parity Securities, if any, all dividends declared upon shares of Series D Preferred Stock and Series D Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series D Dividend Period per share of the Series D Preferred Stock, and accrued dividends for the then-current dividend period per share of any Series D Parity Securities (including, in the case of any such Series D Parity Securities that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

(e)                                  Subject to the foregoing, and not otherwise, dividends payable in cash, stock or otherwise, as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on any other class or series of stock from time to time out of any funds legally available for such payment, and the holders of Series D Preferred Stock shall not be entitled to participate in any such dividend.

(f)                                   Dividends on the Series D Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4.                                           Liquidation.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series D Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series D Senior Securities, before any distribution of assets is made to holders of Common Stock or any Series D Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, to but excluding the liquidation date.  Holders of Series D Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)                                 In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series D Preferred Stock and all holders of Series D Parity Securities, if any, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Series D Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.  If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and Series D Parity Securities, if any, the holders of the Corporation’s Series D Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)                                  For purposes of this section, the merger or consolidation of the Corporation with one or more other entities shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 5.                                           Redemption.

(a)                                 Optional Redemption.  Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.  Subject to the approval of the Federal Reserve, if such approval is required, the Corporation, at the option of its Board or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series D Preferred Stock at the time outstanding, on any Series D Dividend Payment Date on or after November 7, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to $1,000 per share plus any declared and unpaid dividends to which the Holder of such share is entitled on the redemption date, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 5(b) below.  For the avoidance of doubt, any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Series D Dividend Record Date shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Series D Dividend Record Date.

(b)                                 Notice of Redemption.  Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Section 5(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock.  Each notice shall state:

(1)                                 the redemption date;

(2)                                 the total number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(3)                                 the redemption price;

(4)                                 the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(5)                                 that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series D Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Corporation may give such notice in any manner permitted by the Depositary.

(c)                                  Partial Redemption.  In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series D Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series D Preferred Stock or the depositary shares representing Series D Preferred Stock are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule.  Subject to the provisions of this Section 5, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(d)                                 Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption at any time after the redemption date from the funds so deposited, without interest.  Any funds so set aside and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount set aside for the redemption of such shares and so released or repaid to the Corporation, but shall in no event be entitled to any interest.

Section 6.                                           Voting Rights.

(a)                                 Except as provided below or as expressly required by law, the holders of shares of Series D Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate Series or class or together with any other Series or class of shares of capital stock.

(b)                                 So long as any shares of Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series D Preferred Stock at the time outstanding, voting separately as a class, shall be required to:  (1) amend, alter or repeal the provisions of the Corporation’s Restated Certificate of Incorporation (including the certificate of designation creating the Series D Preferred Stock), or the Corporation’s Bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series D Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:  (i) increases in the amount of the authorized Common Stock or, except as provided in subclause (2), preferred stock; (ii) increases or decreases in the number of shares of any series of Series D Parity Securities or Series D Junior Securities; or (iii) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) which is Series D Parity Securities or Series D Junior Securities; (2) amend or alter the Corporation’s Restated Certificate of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of the Corporation’s authorized capital stock into any such shares of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; (3) consummate a binding share exchange, a reclassification involving the Series D Preferred Stock or a merger or consolidation of the Corporation with or into another entity; provided, however, that the holders of Series D Preferred Stock will have no right to vote under this provision if in each case:  (i) the Series D Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (ii) the Series D Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the Series D Preferred Stock, taken as a whole.  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series D Preferred Stock to effect such redemption.

(c)                                  If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series D Preferred Stock or any other series of Preferred Stock ranking equally with the Series D Preferred Stock as to payment of dividends and upon which voting rights equivalent to those described in this Section 6(c) have been conferred and are exercisable (any such series, “Voting Parity Stock”) for six Series D Dividend Periods, or their equivalent, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past Series D Dividend Periods and continuous noncumulative dividends for at least one year on all outstanding shares of Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the Holders of shares of Series D Preferred Stock shall have the right, voting separately as a class together with holders of any Voting Parity Stock, to elect such two additional members of the Board to hold office for a term of one year.  Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Preferred Stock shall cease, subject to increase in the number of directors as described in this Section 6(c) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described in this Section 6(c).

Section 7.                                           Conversion Rights.  The holders of shares of Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8.                                           Preemptive Rights.  The holders of shares of Series D Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9.                                           Certificates.  The Corporation may at its option issue shares of Series D Preferred Stock without certificates.

Section 10.                                    Transfer Agent.  The duly appointed transfer agent (the “Transfer Agent”) for the Series D Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series D Preferred Stock.

Section 11.                                    Registrar.  The duly appointed registrar (the “Registrar”) for the Series D Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may, in its sole discretion, remove the Registrar in accordance with the agreement between the Corporation and the Registrar; provided that the Corporation shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series D Preferred Stock.

Section 12.                                    Calculation Agent.  The duly appointed calculation agent (the “Calculation Agent”) for the Series D Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Corporation and the Calculation Agent; provided that the Corporation shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series D Preferred Stock.